SEPTEMBER 11, 2003

SAUER-DANFOSS INC. ANNOUNCES 22nd CONSECUTIVE QUARTERLY DIVIDEND

CHICAGO, Illinois, USA, September 11, 2003 — Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that its board of directors has declared a cash dividend of $0.07 per share for the third quarter ended September 28, 2003.  The dividend is payable on October 15, 2003, to stockholders of record as of September 26, 2003.

This is the 22nd consecutive quarterly dividend paid by the Company since its initial public offering in May of 1998.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of approximately $950 million, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region. More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069